Exhibit 10.2

June 5, 2012

Mr. William J. Knight

c/o Bruker Corporation

Email: bill.knight@bruker.com

Re:                                  OFFER LETTER

Dear Bill:

I am writing to offer you formally a three-year contract for the dual positions of

•                  President of Bruker Detection Corp. and US General Manager of our Bruker Detection (BDET) division,

and

•                  Executive Vice President (EVP) of Bruker Corporation.

As we all know, the Bruker Board of Directors on June 4, 2012 has approved Charlie Wagner as our next Bruker Corp CFO, starting on or about June 30, 2012.  With the signing of this letter, you hereby agree to step down from the CFO position at the same time, also with an effective date when Charlie Wagner commences employment. This offer is contingent on the signing of the separate agreement, which is attached hereto as Attachment A.

The specific elements of the offer are as follows:

1.                                       You shall continue to be based at our headquarters in Billerica, MA, and this is a full-time position in the aggregate.

2.                                       In your BDET divisional position, you will report to the BDET global division GM Sebastian Meyer-Plath on overall strategy and international coordination.  On US specific matters, and on any and all US security clearance matters, you will report exclusively to the Board of Directors of Bruker Detection Corporation.  This position is expected to initially take 50-60% of your time, but this percentage could increase over time.

a.               The first goal for this position is to drive dramatic profitable revenue growth for our BDET division in the United States, both in defense and homeland security markets. It would be our goal to at least double, and hopefully triple or quadruple our US business

b.              The second goal for this position is the successful global launch and further product line extensions of our US manufactured radiation detection products, with good gross margins, and global competitiveness.

c.               A third goal is the successful entry into US explosives trace detection markets with the new BDET products designed and manufactured by the combined teams in Billerica and Leipzig.

3.                                       In your role, as Bruker Corporation EVP, you will report to me as the Chief Executive Officer, and closely coordinate certain topics with the Bruker CFO. As Bruker EVP you will assist the corporation with a number of important topics and initiatives. This position is expected to initially take 40-50% of your time, and this percentage may decrease over time.

a.               You will assist our new CFO in the transition phase with advice and active support, especially in the remaining 2 quarters of 2012, and during the FY2012 audit.

b.              You will continue to actively support our Operational Excellence Initiative, and support and help direct our EVP of OEPL Stefan Westermann.

c.               You will be available to assist in Investor Relations, e.g. by covering certain investor conferences or non-deal roadshows in support of the CEO and CFO.

d.              You will be available to support Code of Conduct and FCPA training and implementation, in support of our new CFO and our Internal Audit function, or as directed by the Audit Committee.

e.               You will be an active participant in Corporate Development, Business Development, M&A activities, or Organizational Development, in coordination with the CEO and CFO on a project basis, and as needed.

4.                                       Your anticipated start date will be on or about June 30, 2012, and this three-year contract ends on June 30, 2015.

5.                                       This position is not expected to be a policy-making position for Bruker Corp., and accordingly I presently assume that it will not require the approval of the Bruker Compensation Committee.

Your compensation shall be as follows:

a.               Once you accept this position, within 4 weeks of your start in this new position, you will receive the first 50% of $185,576, as a ‘signing bonus’.

b.              25% of $185,576 will be due June 30, 2013 and another 25% of $185,576 will be due June 30, 2014, or, in either case if not already paid, if Bruker was to terminate you without cause during the 3- year contract, but not if you resign during the 3-year contract.

c.               You shall have a total target cash compensation of $300,000 per annum, excluding the annualized approximately $60k p.a. amounts in sections a. and b. above.  This shall be comprised of a base salary of $225,000 and an annual target bonus of $75,000. Both amounts will be prorated for the year 2012.  You will receive $75,000 during July 2012 as 50% of your 2012 target bonus as CFO.

d.              There will be no additional options or restricted stock units issued for this position, but all options which you have previously received as CFO or COO of the Corporation will continue to vest according to their normal vesting schedules.

e.               When you cease to serve as an employee of Bruker, you shall have an additional ninety (90) days, for a total of one hundred eighty (180) days, after the termination of your employment to exercise any vested options of stock of Bruker possessed by you as of the date of your termination of employment with Bruker.

6.                                       All other fringe benefits, vacation, seniority, Employee Patent and Confidentiality Agreement shall continue as before. We have discussed that your present office would be made available to our new CFO, and that you will move into a suitable new office on the same floor, probably near where Tom Rosa and others are located, i.e. also in the same building as Bruker Detection Corp.

7.                                       The following shall also be applicable:

Employment At Will Prior to June 30, 2015

Your employment with Bruker shall be at will.  As such, your employment is for no definite period of time, and you or Bruker may terminate your employment relationship with or without notice at any time and for any or no reason or cause.  Bruker is not bound to follow any policy, procedure, or process in connection with employee discipline, employment termination or otherwise. The foregoing notwithstanding, this position will end on June 30, 2015, without any further need for termination, resignation, or any other notice period.

The terms of your employment will be interpreted in accordance with and governed by the laws of the Commonwealth of Massachusetts.

This letter contains our revised understanding regarding the terms and conditions of your employment and supersedes any prior statements regarding your employment made to you at any time by any Bruker representative.  Your signature below acknowledges your understanding that your employment with Bruker is at-will, as described above, and that neither this letter, Bruker practice, or other oral or written policies or statements of Bruker or its agents shall create an employment contract, guarantee a definite term of employment, or otherwise modify in any way the agreement and understanding that employment with Bruker is at-will.  No representative of Bruker, except Bruker’s President in a writing signed by the President and you, has any authority to enter into any agreement contrary to the foregoing.

# # #

As you know, I am excited to continue to work with you at Bruker in the new dual positions described above.  I have enjoyed our previous 8 years of working together very much, and I am looking forward to your continued success, and our continued excellent working relationship going forward.

If the foregoing is in accordance with the discussions we have had, kindly execute this offer letter and return it to me.

Sincerely,
BRUKER CORPORATION

	By:	/s/Frank H. Laukien
Frank H. Laukien, Ph.D.
President and Chief Executive Officer
Agreed and Accepted:

/s/William J. Knight
William J. Knight

ATTACHMENT A:  AGREEMENT

Agreement dated June 5, 2012 between William J. Knight (“WJK”) and Bruker Corporation (“Bruker”).

WITNESSETH:

WHEREAS, the Board of Directors of Bruker on June 4th approved the appointment of Charles F. Wagner, Jr. as the next Chief Financial Officer of Bruker, starting on or about June 30th;

WHEREAS, WJK is willing to resign as Chief Financial Officer of Bruker, with WJK to continue in another senior management position at Bruker; and

WHEREAS, Bruker and WJK desire to set forth the agreement they have reached to proceed under these circumstances;

In consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

1.                                       If during the transition to Mr. Wagner serving as Chief Financial Officer, WJK is terminated by Bruker or resigns from Bruker, WJK shall receive the six month severance payment of $185,576 to which he is entitled.

2.                                       After the election of Mr. Wagner as the new Chief Financial Officer of Bruker, (a) WJK hereby resigns, effective the date Mr. Wagner commences employment, as the Chief Financial Officer of Bruker; (b) the parties shall not hereafter disparage or criticize each other; and (c) the parties release each other from any claims either may have against the other.

EXECUTED as of the date first written above.

BRUKER CORPORATION

By:	/s/Frank H. Laukien	/s/William J. Knight
	Frank H. Laukien, Ph.D.	William J. Knight
President and Chief Executive Officer